EXHIBIT 99.1

LIMITED WAIVER OF EXCESS SHARE LIMITATION

This Limited Waiver of Excess Share Limitation (the “Waiver”) is granted by Mid-America Apartment Communities, Inc., a Tennessee corporation (“Mid-America” or the “Company”) to Morgan Stanley Investment Management Inc. (together with its affiliates that form a “group” for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended “Shareholder”) and its related mutual funds, pooled vehicles and investment advisory accounts (collectively, the “Shareholder Group”) on this 22nd day of March, 2007.

WHEREAS, Section 14(b) of the Charter of Mid-America (the “Charter”) provides that prior to any transfer or transaction which would cause a shareholder to own, directly or indirectly, shares in excess of 9.9% of the outstanding shares of capital stock of Mid-America (the “Limit”), and in any event upon demand by the Board of Directors of Mid-America (the “Board”), such shareholder shall file with Mid-America an affidavit setting forth the number of shares of capital stock of Mid-America owned directly and owned indirectly by the person filing the affidavit;

WHEREAS, Section 14(d) of the Charter states that, except as provided in Section 14(e) of the Charter, no person shall at any time directly or indirectly own in the aggregate more than the Limit;

WHEREAS, Section 14(e) of the Charter grants the Board discretion to exempt from the Limit and from the filing requirements of Section 14(b) of the Charter ownership or transfers of certain designated shares of capital stock of the Company while owned by or transferred to a person who has provided the Board with evidence and assurances acceptable to the Board that the qualification of Mid-America as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations issued under the Code would not be jeopardized thereby;

WHEREAS, Shareholder, whose address is 1221 Avenue of the Americas, New York, New York 10020, is an investment adviser that manages mutual funds and other pooled vehicles (the “Shareholder Funds”) and advises private and institutional clients;

WHEREAS, Shareholder previously expressed an interest in acquiring beneficial ownership of up to fifteen percent (15%) of the total of shares of the Company’s common stock, $.01 par value per share (the “Common Stock”) that may be outstanding from time to time;

WHEREAS, the Board has directed that Mid-America grant to the Shareholder Group a limited waiver of the Limit and the filing requirement of Section 14(b) of the Charter; and

WHEREAS, the parties desire to enter into this Limited Waiver of Excess Share Limitation to clarify the scope of the limited waiver of the Limit.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Grant of Limited Waiver. Pursuant to Section 14(e) of the Charter, the Board has directed that Mid-America grant to the Shareholder Group a limited waiver of the Limit and the filing requirement of Section 14(b) of the Charter on the following basis:

(a)	Shareholder Group may acquire, in the aggregate, beneficial ownership of up to fifteen percent (15%) of the total of issued and outstanding Common Stock;

(b)
If Shareholder Group, in the aggregate, acquires in excess of fifteen percent (15%) of the total of issued and outstanding Common Stock and Preferred Stock, such shares shall be deemed to be Excess Shares under the Charter and Mid-America shall have the rights granted by Section 14(f) of the Charter with respect to such shares;

(c)	Shareholder Group may not beneficially own or constructively own (as determined pursuant to the Charter) more than 15% of the outstanding Common Stock at any time;

(d)
No individual (including an investor in a Shareholder Fund and an individual who maintains an account with Shareholder) may beneficially own or constructively own (as determined pursuant to the Charter), as a result of the Shareholder Group’s ownership of the Common Stock, more than 9.9% of the outstanding Common Stock at any time; and

(e)
The grant of limited waiver described herein shall not be effective if and to the extent that, as a result of Shareholder Group’s ownership of Common Stock permitted by reason of the limited waiver, any “individual” (within the meaning of Section 542(a)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) would be considered to “own” (within the meaning of Section 856(h) of the Code) any shares of Common Stock covered by the limited waiver, of more than 9.9% (by number of shares or value, whichever is more restrictive) of the total outstanding shares of Common Stock (whether or not such ownership causes the Company to be “closely held” under the REIT rules).

Shareholder understands that the Waiver will be automatically revoked to the extent that any of the conditions listed above is breached.

2. Representations of Shareholder.

(a)
Shareholder does not have actual knowledge that its acquisition of beneficial ownership of up to fifteen percent (15%) of the total issued and outstanding Common Stock and Preferred Stock will jeopardize Mid-America’s status as a REIT; and

(b) No Shareholder Fund, equity owner of a Shareholder Fund, or individual account managed by Shareholder has a beneficial ownership interest in the Common Stock owned by the Shareholder Group that exceeds 9.9% of the outstanding Common Stock.

For purposes of this Waiver, the term beneficial ownership shall be interpreted in accordance with the concept of beneficial owner described in Rule 13d-3, or any successor rule thereto, promulgated under the Securities Exchange Act of 1934.

3. If (a) Shareholder or the Shareholder Group violate any term of this Waiver or (b) if Mid-America reasonably determines in consultation with its accountants and attorneys that its qualification as a REIT is jeopardized because of this Waiver, Mid-America shall have the right to treat that number of shares of Common Stock and/or Preferred Stock acquired by Shareholder in excess of the Limit that is reasonably necessary to preserve Mid-America’s status as a REIT as Excess Shares under the Charter.

4. Shareholder agrees to cooperate with Mid-America if Mid-America requests information from Shareholder regarding the number of shares of Common Stock or Preferred Stock of Mid-America owned by Shareholder or the Shareholder Group or the ownership of Shareholder and Shareholder Group in the future.

5. Shareholder understands that Mid-America will rely on the truth and accuracy of the statements contained in this letter in granting the Waiver. In addition, Shareholder authorizes Bass, Berry & Sims PLC to rely on the truth and accuracy of the statements contained in this letter in preparing its opinion regarding the effect of the Waiver on Mid-America’s continued qualification as a REIT.

6. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication.
Written notices to Mid-America shall be directed to:

With a copy to:
Mid-America Apartment Communities, Inc. 6584 Poplar Avenue, Suite 300 Memphis, TN 38138 Attention: Leslie Wolfgang	Bass, Berry & Sims PLC 100 Peabody Place, Suite 900 Memphis, TN 38103 Attention: Robert J. DelPriore, Esq.

Written notices to the Shareholder shall be directed to:
Morgan Stanley Investment Management
1221 Avenue of the Americas
New York, New York 10020
Attention: Theodore Bigman.

IN WITNESS WHEREOF, the parties have entered into this Waiver as of the date and year first written above, intending to be legally bound.

MID AMERICA APARTMENT COMMUNITIES, INC.
By:/s/Leslie Wolfgang
Leslie B.C. Wolfgang
Vice President, Director of External Reporting and
Corporate Secretary

MORGAN STANLEY INVESTMENT MANAGEMENT INC.
By:/s/Theodore Bigman
Name: Theodore Bigman
Title: Managing Director